Exhibit 10.2

WEBSITE DEVELOPMENT AGREEMENT

This Website Development Agreement (the “Agreement”) is entered into as of July 20, 2026 (the “Effective Date”), by and between:

Ja-Lika Corporation, a corporation organized and existing under the laws of the State of Wyoming, , with its business address at Av. Eldes Scherrer Souza, 2230 - Colina de Laranjeiras, Serra - ES, 29167-080, Brazil (the “Client”),

and

BRINDLEWICKSYSTEMS, a company incorporated under the laws of England and Wales, Company No. 17324993, with its business address at 311 Shoreham Street, Sheffield, United Kingdom, S2 4FA (the “Developer”).

The Client and the Developer may each be referred to as a “Party” and collectively as the “Parties.”

1.	SERVICES

1.1	Development Services

The Developer agrees to provide website development and related technical services to the Client (the “Services”) in accordance with the scope of work, estimated hours, fees, and target completion dates set forth below. The Services include the planning, design, development, configuration, testing, and deployment of the Client’s website.

The estimated hours for each development stage are aggregate project estimates representing the total estimated effort of the Developer’s team and personnel assigned to the project. Such hours may be performed by multiple developers, designers, engineers, specialists, or other personnel engaged by the Developer. The estimated hours are provided for project planning and fee allocation purposes only and do not represent a fixed number of hours to be worked by any individual person or on any particular day or week.

Stage of Development	Description	Hours	Rate (USD)	Total (USD)	Target Completion Date
1. Requirements Analysis & Project Planning	Business requirements gathering, website structure planning, functional specification preparation, technical roadmap development	50	$50	$2,500	July 24, 2026
2. UI/UX Design & Website Prototyping	Creation of website wireframes, user interface design, responsive layouts, user experience optimization, design approval iterations	80	$50	$4,000	July 31, 2026
3. Frontend Website Development	Development of responsive website interface, HTML/CSS implementation, JavaScript functionality, cross-browser optimization	120	$50	$6,000	August 10, 2026
4. Backend Development & CMS Integration	Backend architecture setup, database configuration, CMS integration, content management functionality, administrative features	90	$50	$4,500	August 17, 2026
5. Custom Features & Third-Party Integrations	Implementation of custom modules, API integrations, forms, external services connection, automation features	70	$50	$3,500	August 24, 2026
6. Website Security & Performance Optimization	Security configuration, website speed optimization, caching setup, performance improvements, basic protection measures	40	$50	$2,000	August 28, 2026
7. SEO Technical Setup	Technical SEO configuration, metadata implementation, sitemap setup, search engine optimization foundation	35	$50	$1,750	September 2026	2,
8. Content Integration & Website Configuration	Content upload, image optimization, page configuration, website settings, final adjustments	45	$50	$2,250	September 2026	7,
9. Quality Assurance & Testing	Functional testing, responsive testing, bug fixing, usability review, final quality validation	45	$50	$2,250	September 2026	14,
10. Deployment & Launch Support	Server deployment, domain configuration, production launch, post- launch technical support	20	$50	$1,000	September 2026	18,
TOTAL		595		$29,750

The Deliverables under this Agreement shall consist of the website and the Client-specific designs, prototypes, source code, configurations, integrations, content implementation, testing results, deployment materials, and other materials specifically created for the Client as part of the Services.

1.2	Commencement and Completion

The Developer shall commence the Services on July 20, 2026. The Developer shall complete the development work by September 18, 2026 (the “Development Completion Date”), subject to any reasonable extension resulting from delays caused by the Client or circumstances outside the Developer’s reasonable control. Stages 1 and 2 shall be completed no later than July 31, 2026.

The Client shall have five (5) Business Days following substantial completion to conduct testing and acceptance of the website.

1.3	Client-Caused Delays

The development schedule shall be based on the Client’s timely provision of all information, materials, content, access credentials, approvals, feedback, and other items reasonably required by the Developer. If the Client delays providing any such items, the applicable deadlines may be extended for a period reasonably corresponding to the resulting delay.

1.4	Business Day

For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday, or federal public holiday in the United States.

2.	FEES AND PAYMENT

2.1	Total Contract Price

The total fee payable by the Client for the Services is USD $29,750.00 (the “Total Contract Price”). The Total Contract Price is based on the estimated aggregate project hours at a rate of USD $50.00 per hour and represents the maximum amount payable for the Services described in this Agreement, except for approved additional Services under Section 2.5.

2.2	Payment for Stages 1 and 2

The Client shall pay an aggregate amount of USD $6,500.00 for Stages 1 and 2, consisting of USD $2,500.00 for Stage 1 and USD $4,000.00 for Stage 2.

The amount of USD $6,500.00 shall be due and payable no later than July 31, 2026, upon completion of Stages 1 and 2.

2.3	Remaining Balance

Following payment of USD $6,500.00 for Stages 1 and 2, the remaining balance of the Total Contract Price shall be USD $23,250.00.

This amount shall be payable upon completion of the respective development stages on the basis of this Agreement, without the requirement for separate invoices.

2.4	Final Payment Deadline

Notwithstanding anything to the contrary herein, all payments under this Agreement shall be made in full no later than October 31, 2026, provided that the Developer has performed the corresponding Services.

2.5	Changes and Additional Services

The Client may request modifications, additions, or other services outside the scope of this Agreement. Any material change in the scope, functionality, technical requirements, Deliverables, cost, or schedule shall require written approval by both Parties.

The Parties shall agree in writing on the additional scope, additional fees, if any, and any corresponding schedule adjustment before the Developer is required to perform such additional Services. The Developer shall not charge additional amounts for Services within the agreed scope without the Client’s prior written approval.

2.6	Payment Method

Payments shall be made by bank transfer or another payment method mutually agreed upon by the Parties.

3.	CLIENT RESPONSIBILITIES

The Client shall:

1.	provide the Developer with information and materials reasonably necessary to perform the Services;
2.	provide timely access to servers, hosting accounts, domains, APIs, third-party services, and other systems where required;
3.	provide website content, images, logos, trademarks, text, and other materials that the Client wants incorporated into the website;
4.	review and provide feedback on designs, prototypes, and other deliverables within a reasonable period;
5.	provide timely approvals and decisions necessary for continued development; and
6.	make payments in accordance with this Agreement.

The Developer shall not be responsible for delays caused by the Client’s failure to provide required materials, access, approvals, or information.

4.	TESTING AND ACCEPTANCE

Upon substantial completion of the website, the Developer shall notify the Client that the website is ready for testing. The Client shall have five (5) Business Days to review and test the website. If the Client identifies material defects causing the website not to materially conform to the agreed scope, the Client shall notify the Developer in reasonable detail during the Testing Period.

The Developer shall use commercially reasonable efforts to correct such defects within a reasonable period without additional charge, provided that the defects are within the agreed scope of Services. The website shall be deemed accepted upon the earliest of:

1.	the Client providing written confirmation of acceptance;
2.	the Client placing the website into production or otherwise making it publicly available for its intended business use; or
3.	expiration of the five (5) Business Day Testing Period without the Client providing written notice of material defects.

Minor defects that do not materially affect the functionality or intended use of the website shall not prevent acceptance.

5.	INTELLECTUAL PROPERTY AND SOURCE CODE

5.1	Client Ownership

The transfer of the intellectual property rights described in Section 5.1 shall occur on the date of delivery of the website. Such transfer shall not be conditioned upon or postponed by the Client’s testing, acceptance, or payment of any remaining amounts due under this Agreement.

Upon delivery of the website, all right, title, and interest in and to the website-specific Deliverables and custom source code created specifically for the Client under this Agreement shall transfer to the Client, excluding Pre-Existing Materials and Third-Party Materials as defined below.

The transfer shall include all transferable right, title, and interest in such website-specific Deliverables and custom source code, including the rights to use, reproduce, modify, adapt, maintain, distribute, display, perform, and further develop such materials.

5.2	Delivery and Transfer Date

For purposes of this Agreement, “delivery of the website” means the date on which the Developer provides the Client with access to the completed website and the Client-specific source code, files, credentials, configurations, and other materials reasonably required for the Client to operate the website, to the extent included in the agreed scope of Services.

The transfer of the intellectual property rights described in Section 5.1 shall occur on the date of delivery of the website and shall not be postponed solely because any remaining payment obligations are scheduled to be paid after such date, unless otherwise expressly agreed by the Parties in writing.

5.3	Pre-Existing Materials

The Developer shall retain ownership of any software, code, libraries, frameworks, templates, tools, know-how, methodologies, or other materials developed or owned by the Developer before the Effective Date or independently of the Services (“Pre-Existing Materials”).

To the extent any Pre-Existing Materials are incorporated into the website, the Developer grants the Client a perpetual, worldwide, non-exclusive, royalty-free license to use such Pre-Existing Materials as incorporated into or necessary for the operation, maintenance, modification, and further development of the website.

5.4	Third-Party Materials

Third-party software, open-source software, plugins, APIs, libraries, fonts, stock images, and other third-party materials shall remain subject to their respective ownership rights, licenses, and terms. The Developer does not transfer ownership of third-party materials that the Developer does not own.

5.5	Source Code and Access

Upon delivery of the website, the Developer shall provide the Client with reasonable access to the Client-specific source code, configuration files, credentials, and other development materials included in the agreed scope and necessary for the Client to operate, maintain, modify, and further develop the website. The Developer shall not withhold such Client-specific materials solely because any remaining payment is scheduled to be made after the delivery date.

6.	THIRD-PARTY SERVICES, SECURITY AND PERFORMANCE

The website may incorporate third-party services, including hosting providers, domain registrars, APIs, payment processors, analytics services, CMS systems, plugins, libraries, and other external services. Fees charged by third-party providers, including hosting, domain, licensing, subscription, and API usage fees, shall be the Client’s responsibility unless expressly stated otherwise in this Agreement. The Developer shall implement the security and performance measures included in the agreed scope of Services. The Developer does not guarantee that the website will be completely free from security vulnerabilities, cyberattacks, interruptions, unauthorized access, or other risks inherent in Internet-connected systems.

7.	REPRESENTATIONS AND WARRANTIES

The Developer represents and warrants that:

1.	the Developer has the authority to enter into this Agreement;
2.	the Services shall be performed in a professional and commercially reasonable manner;
3.	the Services shall materially conform to the scope described in this Agreement; and
4.	to the Developer’s knowledge, the original materials specifically created by the Developer for the Client under this Agreement will not knowingly infringe the intellectual property rights of any third party.

The Client represents and warrants that it has the necessary rights to all materials, content, trademarks, images, data, and other materials supplied by the Client to the Developer.

7.1	Limited Warranty

For a period of thirty (30) days following acceptance of the website, the Developer shall correct reproducible material defects in the website that result directly from the Developer’s failure to perform the Services in accordance with the agreed scope. The limited warranty does not cover:

1.	modifications made by the Client or third parties;
2.	failures of third-party services;
3.	hosting or server failures outside the Developer’s reasonable control;
4.	changes to third-party APIs or software;
5.	problems caused by Client-supplied materials;
6.	misuse of the website; or
7.	new functionality or modifications requested after acceptance.

8.	CONFIDENTIALITY

Each Party may receive confidential or proprietary information belonging to the other Party in connection with this Agreement. Each Party shall keep such information confidential and shall not disclose it to third parties except:

1.	with the other Party’s written consent;
2.	to employees, contractors, or professional advisers who have a need to know such information and are bound by confidentiality obligations; or
3.	where disclosure is required by law.

These confidentiality obligations shall survive termination of this Agreement.

9.	TERM AND TERMINATION

9.1	Term

This Agreement shall commence on the Effective Date and shall continue until completion of the Services, unless terminated earlier in accordance with this Section.

9.2	Termination for Cause

Either Party may terminate this Agreement upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within ten (10) Business Days after receiving written notice of the breach.

9.3	Client Termination for Convenience

The Client may terminate this Agreement for convenience upon written notice. In such event, the Client shall pay the Developer for Services properly performed through the effective date of termination and for any approved, non-cancellable third-party expenses incurred on the Client’s behalf.

9.4	Effect of Termination

Upon termination, the Developer shall provide the Client with all completed Client-specific Deliverables that have been created through the effective date of termination. Any intellectual property rights that have already transferred to the Client under Section 5 shall remain vested in the Client. The Client shall pay all undisputed amounts properly due for Services performed through the effective date of termination.

10.	LIMITATION OF LIABILITY

To the maximum extent permitted by applicable law, neither Party shall be liable to the other Party for indirect, incidental, special, consequential, exemplary, or punitive damages, including lost profits, lost business opportunities, or loss of anticipated savings, arising out of or relating to this Agreement.

The foregoing limitation shall not apply to liability arising from fraud, willful misconduct, breach of confidentiality, infringement or misappropriation of intellectual property rights, or any liability that cannot legally be excluded or limited.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict-of-laws principles. The Parties consent to the jurisdiction of applicable courts located in the State of Wyoming, subject to applicable jurisdictional requirements.

12.	GENERAL PROVISIONS

12.1	Independent Contractor

The Developer is an independent contractor and not an employee, partner, joint venturer, agent, or representative of the Client. Nothing in this Agreement shall be construed as creating a partnership, joint venture, employment relationship, or agency relationship between the Parties.

12.2	Notices

Any notice required under this Agreement shall be provided in writing by email, courier, or another written communication method agreed upon by the Parties. A notice sent by email shall be deemed received when the sender does not receive a delivery failure notification, provided that the sender retains reasonable evidence of transmission.

12.3	Entire Agreement

This Agreement constitutes the entire agreement between the Parties concerning its subject matter and supersedes all prior discussions, communications, proposals, and agreements relating to such subject matter. Any amendment to this Agreement must be made in writing and signed by both Parties.

12.4	Severability

If any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

12.5	Waiver

A failure or delay by either Party to enforce any provision of this Agreement shall not constitute a waiver of that provision or the right to enforce it in the future.

12.6	Assignment

Neither Party may assign this Agreement or its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Client may assign this Agreement to an affiliate or successor in connection with a merger, reorganization, or sale of substantially all of its assets.

12.7	Counterparts and Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Electronic signatures and electronically transmitted copies of signatures shall have the same legal effect as original signatures to the extent permitted by applicable law.

13.	SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Website Development Agreement as of July 20, 2026.

CLIENT Ja-Lika Corporation	DEVELOPER BRINDLEWICKSYSTEMS

By: /s/ Catiene Machado Albuquerque Assumpcao	By: /s/ Lander Garcia
Name: Catiene Machado Albuquerque Assumpсao	Name: LANDER GARCIA
Title: Director Date: July 20, 2026	Title: Director Date: July 20, 2026